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           [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP APPEARS HERE]

                                                                     Exhibit 5.1

                               February 12, 1998


Patriot American Hospitality, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, TX 75207

Wyndham International, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, TX 75207

     Re:  Legality of Securities to be Registered
          under Registration Statement on Form S-3
          ----------------------------------------

Ladies and Gentlemen:

     This opinion is delivered in our capacity as special counsel to Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and Wyndham International, Inc., a Delaware corporation ("Wyndham" and, together with Patriot, the "Companies"), in connection with the Companies' registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,824,402 shares of common stock, $.01 par value, of Patriot and 1,824,402 shares of common stock, $.01 par value, of Wyndham which are "paired" and traded as units consisting of one share of common stock of Patriot and one share of common stock of Wyndham (the "Securities").

     We have examined the Amended and Restated Certificate of Incorporation of each of the Companies, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of each of the Companies, as amended to the date hereof, such records of corporate proceedings of the Companies as we deem appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

     Based upon and subject to the foregoing, we are of the opinion that the Securities when sold will be duly authorized, legally issued, fully paid and nonassessable by the Company.